Exhibit 5.2

December 17, 2024

Roadzen Inc.

111 Anza Blvd.

Suite 109

Burlingame, CA 94010

Ladies and Gentlemen:

We have acted as counsel to Roadzen Inc., a company organized under the laws of the British Virgin Islands company (the “Company”), in connection with the sale by the Company, pursuant to the underwriting agreement, dated December 15, 2024 (the “Underwriting Agreement”), between the Company and ThinkEquity LLC as representative of the underwriters named therein, of (i) 1,900,000 ordinary shares (the “Shares”) of the Company, par value $0.001 per share (“Ordinary Shares”), and (ii) pre-funded warrants (the “Pre-Funded Warrants”) exercisable for up to an aggregate of 400,000 Ordinary Shares (the “Pre-Funded Warrant Shares”). The Shares, Pre-Funded Warrant Shares and Pre-Funded Warrants are referred to collectively herein as the “Securities.” The Securities are being offered and sold pursuant to a Registration Statement on Form S-3 (File No. 333-282966) (the “Registration Statement”), which became effective on November 12, 2024, the prospectus included in the Registration Statement and the prospectus supplement (the “Prospectus Supplement”), dated December 15, 2024 and filed with the Securities and Exchange Commission (the “SEC”).

In rendering the opinions set forth below, we have reviewed such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In all such examinations we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Registration Statement, and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transactions referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, other than the Company, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York, as currently in effect.

Based upon and subject to the foregoing, we are of the opinion that the Pre-Funded Warrants have been duly authorized by all necessary corporate action on the part of the Company and constitute the legally valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.

Our opinions set forth above are subject to: (a) limitations imposed by bankruptcy, insolvency, receivership, conservatorship, reorganization, fraudulent conveyance, arrangement, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally; (b) rights to indemnification and contribution which may be limited by applicable law or equitable principles or otherwise unenforceable as against public policy; (c) the unenforceability under certain circumstances of provisions imposing liquidated damages, penalties, forfeiture, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of any event of default; (d) applicable laws limiting unreasonable restraints on the alienation of property; and (e) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on the date hereof and incorporated by reference into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP